Exhibit 10.1

April 3, 2023

Sean Hunkler

Delivered via e-mail

Re: Amendment No. 2 to Employment Agreement, dated as of September 13, 2021 and amended on March 1, 2023 (the “Employment Agreement”), between FTC Solar, Inc. (the “Company”) and Sean Hunkler (“you”)

Dear Sean:

The Company and you are hereby agreeing to amend the Employment Agreement to (i) cancel a portion of the Options ($30) (as defined in the Employment Agreement) and Options ($60) (as defined in the Employment Agreement) and (ii) amend the vesting terms of the remaining Options ($30) and Options ($60) granted in the Employment Agreement. For the avoidance of doubt, capitalized terms used in this amendment but not otherwise defined have the meanings ascribed to such terms in the Employment Agreement.

As of the date of this amendment, as first listed above (the “Amendment Date”), in lieu of the terms and conditions as set forth in Section 3(c)(ii) of the Employment Agreement, (i) fifty percent (50%) of your Options ($30), representing the option to acquire 526,875 shares of Common Stock (the “Amended Tranche 1 Option”), and (ii) fifty percent (50%) of your Options ($60), representing the option to acquire 526,875 shares of Common Stock (the “Amended Tranche 2 Option”), shall be amended to have a per-share exercise price equal to the greater of (i) the thirty- (30-) day volume-weighted average trading price of the Common Stock with respect to the thirty-day period immediately preceding the Amendment Date and (ii) the closing per-share trading price of the Common Stock on the Amendment Date, and will be subject to the terms of the Company’s 2021 Stock Plan and the following vesting terms:

1.
The Amended Tranche 1 Options shall become vested over a four-year period as follows: (i) 25% of such Amended Tranche 1 Options will vest on the one-year anniversary of the $10 Effective Date and (ii) 1/48 of such Amended Tranche 1 Options will vest at the end of each month thereafter until the four-year anniversary of the $10 Effective Date; provided, in each case, that you are an active employee as of each such relevant vesting date. The “$10 Effective Date” shall mean the first date after which the Company’s Common Stock has (a) closed above $10 per share on both the first and last day of any ninety (90) calendar day period, (b) closed above $10 per share on both the first and last day of any sixty (60) trading day period during such 90 calendar day period and (c) closed above $10 per share on at least forty-five (45) trading days during such 60 trading day period; provided, that such date must occur either (X) within the first four (4) years from the Effective Date or (Y) between the four (4) year anniversary of the Effective Date and the seven (7) year anniversary of the Effective Date if the $21 Effective Date shall have also occurred as of such date. For clarity, if the $10 Effective Date never occurs, the Amended Tranche 1 Options will never vest and be forfeited upon your departure or the seven (7) year anniversary of the Effective Date, as applicable.

info@ftcsolar.com 866-FTC-Solar ftcsolar.com

© 2020 FTC Solar, Inc.	DOC: 01-T-001-B

2.
The Amended Tranche 2 Options shall become vested over a four-year period as follows: (i) 25% of such Amended Tranche 2 Options will vest on the one-year anniversary of the $21 Effective Date and (ii) 1/48 of such Amended Tranche 2 Options will vest at the end of each month thereafter until the four-year anniversary of the $21 Effective Date; provided, in each case, that you are an active employee as of each such relevant vesting date. The “$21 Effective Date” shall mean the first date after which the Company’s Common Stock has (a) closed above $21 per share on both the first and last day of any ninety (90) calendar day period, (b) closed above $21 per share on both the first and last day of any sixty (60) trading day period during such 90 calendar day period and (c) closed above $21 per share on at least forty-five (45) trading days during such 60 trading day period; provided, that such date must occur within the first seven (7) years from the Effective Date. For clarity, if the $21 Effective Date never occurs, the Amended Tranche 2 Options will never vest and be forfeited upon your departure or the seven (7) year anniversary of the Effective Date, as applicable.

The remaining (i) fifty percent (50%) of your Options ($30) and (ii) fifty percent (50%) of your Options ($60) shall be cancelled as of the Amendment Date for no consideration.

References in the Employment Agreement, other than with respect to Section 3(c), to (i) “Options ($30)” shall be struck and replaced with “Amended Tranche 1 Options” and (ii) “Options ($60)” shall be struck and replaced with “Amended Tranche 2 Options.”

Except as provided by this letter, your Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed, and the execution, delivery and performance of this letter shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party under your Employment Agreement. This amendment shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement, and shall become effective when signed and delivered by each of the Company and you. A manual signature on this letter whose image shall have been transmitted electronically will constitute an original signature, and delivery of copies of this letter by electronic transmission will constitute delivery of this letter, for all purposes.

info@ftcsolar.com 866-FTC-Solar ftcsolar.com

© 2020 FTC Solar, Inc.	DOC: 01-T-001-B

Please confirm your agreement to the above by signing and returning this letter to the Company.

Sincerely,

/s/ Jacob Wolf

Jacob Wolf
General Counsel
FTC Solar, Inc.

Acknowledged and Accepted:

By:	/s/ Sean Hunkler
Name: Sean Hunkler

info@ftcsolar.com 866-FTC-Solar ftcsolar.com

© 2020 FTC Solar, Inc.	DOC: 01-T-001-B